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                                                                     Exhibit (5)
                                                                     -----------
                                 March 29, 2001




The Gorman-Rupp Company
305 Bowman Street
Mansfield, Ohio  44903

                       Re:      90,000 Common Shares, Without
                                Par Value, to be Offered by a
                                Selling Shareholder
                                ------------------------------

Gentlemen:

                  We are acting as counsel for The Gorman-Rupp Company, an Ohio corporation ("Gorman-Rupp"), in connection with the offer and sale of 90,000 of Gorman- Rupp's outstanding Common Shares, without par value (the "Shares"), by Bank One Trust Company, N.A., Mansfield, Ohio, as trustee of the James C. Gorman, Sr. Trust and as trustee of the Ruth B. Gorman Trust (the "Selling Shareholder"). The Selling Shareholder will offer and sell the Shares only pursuant to a Distribution Agreement dated as of March 12, 2001 and an effective Registration Statement on Form S-3 filed by Gorman-Rupp with the Securities and Exchange Commission.


                  We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable.


                  We hereby consent to the filing of this opinion as Exhibit (5) to the Form S-3 Registration Statement filed by Gorman-Rupp to effect registration of the Shares under the Securities Act of 1933 and to the reference to us under the caption "Legal Opinion" in the Prospectus constituting a part of such Registration Statement.

                                              Very truly yours,



                                              /s/Jones, Day, Reavis & Pogue